Exhibit 10.9

PERFORMANCE-BASED RSU AWARD NOTICE

to [Name]

Pursuant to the United Continental Holdings, Inc.

Performance-Based RSU Program

Relative Pre-tax Margin

(Cash-Settled)

Performance Period January 1, 20[    ] to December 31, 20[    ]

1. The Program. This document constitutes your formal Award Notice with respect to an Award of RSUs as a Participant under the United Continental Holdings, Inc. Performance-Based RSU Program (as amended from time to time, the “Program”) adopted under the United Continental Holdings, Inc. 2017 Incentive Compensation Plan (as amended from time to time, the “ICP”). This Award Notice evidences your receipt of an award of RSUs under the Program with respect to the performance period commencing on January 1, 20[    ] and ending on December 31, 20[__] (the “Performance Period”) and with respect to Performance Goals based on the Company’s achievement of relative pre-tax margin performance. This Award is subject to the terms of the Program and the ICP. The effective date of your commencement in the Program with respect to this Award is [                    ].

2. Number of RSUs; Performance Measure and Performance Goals. The Committee has established certain Performance Goals for RSUs under the Program. The Committee has established the following terms and Performance Goals with respect to your Award:

(a) RSUs. The number of RSUs subject to this Award as of the effective date of grant is              (stretch level).

(b) Performance Measure and Performance Goal. Achievement of the Performance Goal for the Performance Period means that the Pre-tax Margin achieved by the Company with respect to the Performance Period equals or exceeds the Entry Level for the Performance Period. The Entry Level, Target Level, and Stretch Level are as follows:

i.	Entry Level Pre-tax Margin generally means [(A)] the percentage determined by dividing the cumulative Pre-tax Income of all companies in the Industry Group (currently [ ]) for the Performance Period by all such companies’ cumulative revenues over such period [(B) minus the percentage determined by dividing the cumulative Pre-tax Income of the Industry Group for calendar year [ ] by the cumulative revenues of the Industry Group for such year (as more specifically defined in the Program, the “Industry Pre-Tax Margin”) [[plus][minus] [ ] Basis Points)][1];

ii.	Target Level Pre-tax Margin is equal to Industry Pre-tax Margin plus [ ] Basis Points; and

iii.	Stretch Level Pre-tax Margin is equal to Industry Pre-tax Margin plus [ ] Basis Points.

[1]	Insert clause (B) if the Committee establishes the Pre-tax Margin goals for the Performance Period with reference to relative change versus the Industry Group.

If a Change of Control occurs during the Performance Period, then the Company’s Pre-tax Margin for the Performance Period will be deemed to equal Target Level Pre-tax Margin.

(c) [Overall Performance Goal. Notwithstanding any other provision of the Program or this Award (except in the case of a Change of Control), in order for the restrictions on the RSUs to lapse, the Company must achieve as a Performance Goal not less than [$                of [                ] during the period beginning                 and ending                 , as determined by the Committee based on the Company’s [            ] financial statements].]2

3. Payout upon Achievement of Goal.

(a) Payment Amount. If the Pre-tax Margin for the Performance Period equals or exceeds the Entry Level Pre-tax Margin for the Performance Period and you have remained continuously employed by the Company or a Subsidiary through the end of the Performance Period, then the Payment Amount with respect to this Award will be an amount equal to (i) the number of RSUs subject to your Award for the Performance Period, multiplied by (ii) your Vested Percentage for the Performance Period, multiplied by (iii) the Fair Market Value of the Company Stock as of the Payment Computation Date for the Performance Period (which is generally the last day of the Performance Period, subject to limited exceptions). [Notwithstanding the foregoing, in no event will the payment under the Program with respect to an RSU subject to this Award exceed an amount equal to $        (the “Maximum Payment Amount”), which amount is subject to adjustment as provided in the Program.]3

(b) Vested Percentage. Your Vested Percentage with respect to the Performance Period will be determined in accordance with the following table (straight line interpolation will be used between levels):

Level of Pre-tax Margin Achieved	Vested Percentage
Entry	% (Entry Level RSU Percentage)

Target	% (Target Level RSU Percentage)

Stretch (or higher)	% (Stretch Level RSU Percentage)

4. Continuous Employment Required. Receipt of a Payment Amount is conditioned on your continuous employment with the Company or its Subsidiaries through the last day of the Performance Period (with limited exceptions, as described in the Program).

5. Pro-Rated Payment. Your Payment Amount may be prorated as provided in the Program under certain circumstances.

6. Negative Discretion. In general, and subject to limited exceptions (as described in the Program), the Committee will have the right to reduce or eliminate the Payment Amount that would otherwise be payable for the Performance Period in accordance with Section 3(b) of this

[2]	[This provision to be included if the Committee establishes an additional performance goal for the Award.]
[3]	[The Maximum Payment Amount will be included if established by the Committee in accordance with the terms of the Program at the time the Award is granted.]

Award Notice if the Committee determines in its discretion that such reduction or elimination is appropriate and in the best interest of the Company based on the Company’s unrestricted cash, cash equivalents, and short term investments and cash readily accessible under the Company’s unused lines of credit as of the end of the Performance Period; provided, however, that any such reduction or elimination shall apply in a uniform and nondiscriminatory manner to all Participants who are otherwise entitled to receive a Payment Amount with respect to the Performance Period.

7. Program and ICP Control. Capitalized terms used in this Award Notice are defined in the Program. The Program and the ICP are hereby incorporated into this Award Notice by reference. All statements in this Award Notice are qualified in their entirety by reference to the Program and the ICP. If you have any questions, please contact                     , or if you wish to obtain a copy of the Program or the ICP, please contact                     .